                                                        February 13, 2006


         The undersigned agrees that on or prior to the date of the closing of the IPO it will enter into an agreement or plan in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with an independent broker-dealer (the "Broker") registered under Section 15 of the Exchange Act which is neither affiliated with the Company, the Representatives nor part of the underwriting or selling group, pursuant to which the Broker will purchase up to 125,000 Warrants in the public marketplace for the undersigned's account during the forty-five trading day period commencing on the later of (i) the date separate trading of the Warrants has commenced or (ii) 60 calendar days after the end of the restricted period under Regulation M, at market prices not to exceed $1.40 per Warrant ("Maximum Warrant Purchase"). The undersigned shall instruct the Broker to fill such order in such amounts and at such times as the Broker may determine, in its sole discretion, during the forty-five trading day period described above.

         The undersigned shall instruct the Broker to make, keep and produce promptly upon request a daily time-sequenced schedule of all Warrant purchases made pursuant to this agreement, on a transaction-by-transaction basis, including (i) size, time of execution, price of purchase; and (ii) the exchange, quotation system, or other facility through which the Warrant purchase occurred.


Very truly yours,

/s/ Kerry Propper
-----------------
Chardan Capital Markets, LLC
CEO